EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy, Inc. Reports Fourth Quarter and Full Year 2016 Results
Houston, Texas - February 28, 2017 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported net income1 of $109.7 million, or $0.48 per share (basic and diluted), for the three months ended December 31, 2016, compared to a net loss1 of $291.1 million, or $1.28 per share (basic and diluted), for the comparable 2015 period. Net Loss, As Adjusted2 was $78.1 million, or $0.34 per share (basic and diluted), for the three months ended December 31, 2016, compared to a Net Loss, As Adjusted of $154.8 million, or $0.68 per share (basic and diluted), for the comparable 2015 period.

For the twelve months ended December 31, 2016, Cheniere reported a net loss of $610.0 million, or $2.67 per share (basic and diluted), compared to a net loss of $975.1 million, or $4.30 per share (basic and diluted), for the comparable 2015 period. For the twelve months ended December 31, 2016, Net Loss, As Adjusted was $447.2 million, or $1.95 per share (basic and diluted), compared to a Net Loss, As Adjusted of $653.3 million, or $2.88 per share (basic and diluted), for the comparable 2015 period.

For the three and twelve months ended December 31, 2016, Net Loss, As Adjusted excludes the impact of changes in the fair value of our interest rate, commodity and foreign currency exchange (“FX”) derivatives, loss on early extinguishment of debt, restructuring expense, amortization of the beneficial conversion feature related to certain Class B units of Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) and impairment expense. Loss on early extinguishment of debt was associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) and Cheniere Corpus Christi Holdings, LLC (“CCH”) in connection with the refinancing of a portion of their credit facilities, by Sabine Pass LNG, L.P. (“SPLNG”) as a result of the redemption of its senior notes, and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan. For the three and twelve months ended December 31, 2015, Net Loss, As Adjusted excludes the impact of changes in the fair value of interest rate, commodity and FX derivatives, loss on early extinguishment of debt related to the write-off of debt issuance costs by SPL primarily in connection with the refinancing of a portion of its credit facilities, the write-off of debt issuance costs by CCH primarily in connection with the termination of a portion of its credit facility and note commitments, restructuring expense, amortization of the beneficial conversion feature and impairment expense.

“The fourth quarter of 2016 was another milestone quarter for Cheniere, as today we report financial results driven by nearly a full quarter of LNG production from the first two Trains at Sabine Pass,” said Jack Fusco, Cheniere’s President and CEO. “Transition and execution will remain central themes for Cheniere in 2017, as we expect Trains 3 and 4 at Sabine Pass to begin commercial operations, with Train 3 having produced its first commissioning cargo in January. The financial and operational results we are reporting today reflect our employees’ steadfast dedication to execution on our goals.”
Fourth Quarter 2016 Highlights

•
In November 2016, the date of first commercial delivery was reached under the 20-year LNG Sale and Purchase Agreement (“SPA”) with BG Gulf Coast LNG, LLC relating to the first train of the Sabine Pass Liquefaction Project (defined below).

•
In November 2016, SPLNG redeemed all of its outstanding $420 million in aggregate principal amount of 6.50% Senior Secured Notes due 2020 (the “2020 Notes”) and repaid all of its outstanding $1,665.5 million in aggregate principal amount of 7.50% Senior Secured Notes due 2016 (the “2016 Notes”). Subsequent to the redemption of the 2020 Notes and the repayment of the 2016 Notes, the Cheniere Partners complex has no long-term debt maturity until 2020.

•
In December 2016, CCH issued an aggregate principal amount of $1.5 billion of 5.875% Senior Secured Notes due 2025. Net proceeds from the offering were used to prepay a portion of the outstanding borrowings under CCH’s credit facility.

___________________________
1 Reported as Net income (loss) attributable to common stockholders on our Consolidated Statements of Operations.
2 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

•
In December 2016, CCH entered into a $350 million Working Capital Facility Agreement that will be used primarily for certain working capital requirements related to developing and placing into operation the CCL Project (defined below).

•
In December 2016, Moody’s Investors Service upgraded SPL’s senior secured rating to Ba1 from Ba2. Subsequent to the end of the quarter, in January 2017 Fitch Ratings assigned a BBB- (Investment Grade) rating to senior secured debt issued by SPL.

•
In December 2016, Cheniere terminated negotiations with the conflicts committee of the board of directors of Cheniere Energy Partners LP Holdings, LLC (“Cheniere Partners Holdings”) (NYSE MKT: CQH) regarding Cheniere’s previously announced non-binding proposal to acquire all of the publicly held shares of Cheniere Partners Holdings not already owned by Cheniere in a stock-for-stock merger transaction. Subsequent to the termination of negotiations, Cheniere acquired 5,785,161 shares of Cheniere Partners Holdings through individually negotiated transactions with shareholders of Cheniere Partners Holdings.

Fourth Quarter and Full Year 2016 Results
Our financial results are reported on a consolidated basis. Our ownership interest in Cheniere Partners as of December 31, 2016 consisted of 100% ownership of the general partner of Cheniere Partners and 82.6% ownership interest in Cheniere Partners Holdings which owns a 55.9% limited partner interest in Cheniere Partners.

Adjusted EBITDA2 for the three and twelve months ended December 31, 2016 was $134.2 million and $153.6 million, respectively, compared to losses of $90.6 million and $228.6 million, respectively, for the comparable 2015 periods. During the three months ended December 31, 2016, a total of 24 LNG cargoes were loaded and exported from the Sabine Pass Liquefaction Project, none of which were commissioning cargoes.

Total operating costs and expenses increased $139.7 million and $592.3 million during the three and twelve months ended December 31, 2016 compared to the three and twelve months ended December 31, 2015, respectively, generally as a result of the commencement of operations of Train 1 and Train 2 of the Sabine Pass Liquefaction Project in May and September 2016, respectively. Depreciation and amortization expense increased during the three and twelve months ended December 31, 2016 from the comparable 2015 periods as we began depreciation of our assets related to Train 1 and Train 2 of the Sabine Pass Liquefaction Project upon reaching substantial completion. Selling, general and administrative expense during the three and twelve months ended December 31, 2016 decreased from the comparable 2015 periods, primarily due to the timing of share-based compensation recognition and the recognition of certain employee-related costs within restructuring expense during the three and twelve months ended December 31, 2016 historically reported in selling, general and administrative expense, a reduction in certain professional services fees, and reallocation of costs from selling, general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.

As a result of restructuring efforts initiated in 2015, during the three and twelve months ended December 31, 2016 we recorded $12.2 million and $61.4 million, respectively, of restructuring charges and other costs associated with restructuring and operational efficiency initiatives compared to $60.8 million for each of the three and twelve months ended December 31, 2015 for which the majority of these charges required, or will require, cash expenditure. Included in these amounts are $3.9 million and $46.9 million for share-based compensation for the three and twelve months ended December 31, 2016, respectively, and $57.9 million for each of the three and twelve months ended December 31, 2015. Charges related to restructuring efforts were recorded within restructuring expense on our Consolidated Statements of Operations and substantially all related to severance and other employee-related costs.

Included in selling, general and administrative expense were share-based compensation expenses of $7.0 million and $38.2 million for the three and twelve months ended December 31, 2016, respectively, compared to $17.2 million and $102.4 million for the comparable 2015 periods, respectively.

Liquefaction Projects Update
Sabine Pass Liquefaction Project
Through Cheniere Partners, we are developing up to six Trains at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”). Each train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 million tonnes per annum (“mtpa”) of LNG.

The Trains are in various stages of operation, construction, and development.

▪
Construction on Trains 1 and 2 began in August 2012 and substantial completion was achieved in May 2016 and September 2016, respectively. Substantial completion is achieved upon the completion of construction, commissioning and the satisfaction of certain performance tests.

▪
Construction on Trains 3 and 4 began in May 2013, and as of December 31, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 95.5%, which is ahead of the contractual schedule. In September 2016, commissioning activities commenced on Train 3. Based on the current construction schedule, Cheniere Partners expects to reach substantial completion for Train 3 in the first quarter of 2017 and Train 4 in the second half of 2017.

▪
Construction on Train 5 began in June 2015, and as of December 31, 2016, the overall project completion percentage for Train 5 was approximately 52.4%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and construction were approximately 96.6%, 76.6%, 43.7% and 11.3% complete, respectively. Based on the current construction schedule, Cheniere Partners expects Train 5 to reach substantial completion in the second half of 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. Cheniere Partners expects to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Operational	96% Overall Completion	52% Overall Completion
Expected Substantial Completion	-	-	T3 - 1Q 2017 T4 - 2H 2017	2H 2019
Corpus Christi LNG Terminal
We are developing up to three Trains near Corpus Christi, Texas (the “CCL Project”). Each train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability, and potential overdesign, of approximately 4.5 mtpa of LNG.

The Trains are in various stages of construction and development:

▪
Construction on Trains 1 and 2 began in May 2015, and as of December 31, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 49.2%, which is ahead of the contractual schedule. Engineering, procurement and construction were approximately 100%, 65.6% and 21.4% complete, respectively. Based on the current construction schedule, we expect Trains 1 and 2 to reach substantial completion in 2019.

▪
Train 3 is under development, with all necessary regulatory approvals in place. We have entered into an SPA for approximately 0.8 mtpa of LNG volumes that commence with Train 3 and expect to commence construction upon entering into additional SPAs and obtaining adequate financing.

Additionally, we are developing two additional trains adjacent to the CCL Project and have initiated the regulatory approval process with respect to those Trains.

Corpus Christi LNG Terminal
Liquefaction Train	Trains 1-2
Project Status	49% Overall Completion
Expected Substantial Completion	T1 - 1H 2019 T2 - 2H 2019

Investor Conference Call and Webcast
We will host a conference call to discuss our financial and operating results for the fourth quarter and full year on Tuesday, February 28, 2017, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website.

About Cheniere
Cheniere Energy, Inc., a Houston-based energy company primarily engaged in LNG-related businesses, owns and operates the Sabine Pass LNG terminal in Louisiana. Directly and through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing, constructing, and operating liquefaction projects near Corpus Christi, Texas and at the Sabine Pass LNG terminal, respectively. Cheniere is also exploring a limited number of opportunities directly related to its existing LNG business.

For additional information, please refer to the Cheniere website at www.cheniere.com and Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31, (1)
	2016	2015	2016	2015
Revenues
LNG revenues	$504,140	$1,667	$1,016,133	$66
Regasification revenues	67,262	65,832	265,405	265,720
Other revenues	184	933	1,629	5,099
Total revenues	571,586	68,432	1,283,167	270,885

Operating costs and expenses
Cost (cost recovery) of sales (excluding depreciation and amortization expense shown separately below)	229,358	7,044	581,917	(15,033)
Operating and maintenance expense	72,731	23,404	216,220	94,800
Development expense	2,129	4,501	6,838	42,141
Selling, general and administrative expense	62,693	99,888	259,692	363,093
Depreciation and amortization expense	67,960	23,119	174,042	82,680
Restructuring expense	12,213	60,769	61,409	60,769
Impairment expense	477	90,744	10,572	91,317
Other	1,655	84	1,844	431
Total operating costs and expenses	449,216	309,553	1,312,534	720,198

Income (loss) from operations	122,370	(241,121)	(29,367)	(449,313)

Other income (expense)
Interest expense, net of capitalized interest	(158,033)	(83,419)	(488,390)	(322,083)
Loss on early extinguishment of debt	(52,605)	(27,907)	(135,142)	(124,180)
Derivative gain (loss), net	232,098	38,484	(10,130)	(203,639)
Other income	5,708	1,188	144	1,804
Total other income (expense)	27,168	(71,654)	(633,518)	(648,098)

Income (loss) before income taxes and non-controlling interest	149,538	(312,775)	(662,885)	(1,097,411)
Income tax benefit (provision)	3	198	(1,908)	96
Net income (loss)	149,541	(312,577)	(664,793)	(1,097,315)
Less: net income (loss) attributable to non-controlling interest	39,834	(21,480)	(54,802)	(122,206)
Net income (loss) attributable to common stockholders	$109,707	$(291,097)	$(609,991)	$(975,109)

Net income (loss) per share attributable to common stockholders—basic and diluted	$0.48	$(1.28)	$(2.67)	$(4.30)

Weighted average number of common shares outstanding—basic and diluted	229,705	227,658	228,768	226,903

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy, Inc.
Consolidated Balance Sheets
(in thousands, except share data)(1)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$875,836	$1,201,112
Restricted cash	859,898	503,397
Accounts and other receivables	217,925	5,749
Inventory	160,161	18,125
Derivative assets	23,750	3,416
Other current assets	100,748	50,787
Total current assets	2,238,318	1,782,586

Non-current restricted cash	90,819	31,722
Property, plant and equipment, net	20,635,294	16,193,907
Debt issuance costs, net	276,551	378,677
Non-current derivative assets	82,861	30,887
Goodwill	76,819	76,819
Other non-current assets, net	302,075	314,455
Total assets	$23,702,737	$18,809,053

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$48,577	$22,820
Accrued liabilities	637,097	427,199
Current debt, net	247,467	1,673,379
Deferred revenue	72,631	26,669
Derivative liabilities	70,673	35,201
Other current liabilities	224	—
Total current liabilities	1,076,669	2,185,268

Long-term debt, net	21,687,532	14,920,427
Non-current deferred revenue	5,500	9,500
Non-current derivative liabilities	45,106	79,387
Other non-current liabilities	49,534	53,068

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.0001 par value, 5.0 million shares authorized, none issued	—	—
Common stock, $0.003 par value
Authorized: 480.0 million shares at December 31, 2016 and 2015
Issued: 250.1 million shares and 247.3 million shares at December 31, 2016 and 2015, respectively
Outstanding: 238.0 million shares and 235.6 million shares at December 31, 2016 and 2015, respectively	714	708
Treasury stock: 12.2 million shares and 11.6 million shares at December 31, 2016 and 2015, respectively, at cost	(374,324)	(353,927)
Additional paid-in-capital	3,211,124	3,075,317
Accumulated deficit	(4,233,939)	(3,623,948)
Total stockholders’ deficit	(1,396,425)	(901,850)
Non-controlling interest	2,234,821	2,463,253
Total equity	838,396	1,561,403
Total liabilities and equity	$23,702,737	$18,809,053

(1)	Please refer to the Cheniere Energy, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission.

As of December 31, 2016, we had cash and cash equivalents of $875.8 million available to Cheniere. In addition, we had current and non-current restricted cash of $950.7 million (which included current and non-current restricted cash available to us and our subsidiaries) designated for the following purposes: $270.5 million for the CCL Project, $358.0 million for the Sabine Pass Liquefaction Project, $247.0 million for restricted purposes under the terms of Cheniere Partners’ credit facilities and $75.2 million for other restricted purposes.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliations

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains non-GAAP financial measures. Adjusted EBITDA, Net Loss, As Adjusted and Net Loss per share, As Adjusted are non-GAAP financial measures that we use to facilitate comparisons of operating performance across periods. These non-GAAP measures should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated.

Adjusted EBITDA represents net income (loss) attributable to Cheniere before net income (loss) attributable to the non-controlling interest, interest, taxes, depreciation and amortization, adjusted for certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, as detailed in the following reconciliation. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. We believe Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items, other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance enables comparability to prior period performance and trend analysis.

Adjusted EBITDA is calculated by taking net income (loss) attributable to common stockholders before net income (loss) attributable to non-controlling interest, interest expense, net of capitalized interest, changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense, changes in the fair value of our commodity and FX derivatives and non-cash compensation expense. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Net Loss, As Adjusted represents net income (loss) attributable to common stockholders and Net Loss per share, As Adjusted represents Cheniere’s basic and diluted earnings per share, in each case adjusted for certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, net of the portion attributable to non-controlling interests, including changes in the fair value of our interest rate, commodity and FX derivatives, the effects of modifications or extinguishments of debt, amortization of the beneficial conversion feature of certain CQP Class B units, costs related to restructuring activities, and impairment expense. Net Loss, As Adjusted and Net Loss per share, As Adjusted are presented because we believe they are useful tools for assessing the operating performance of Cheniere. Net Loss, As Adjusted and Net Loss per share, As Adjusted are not intended to represent net income (loss) attributable to common stockholders and net income (loss) per share attributable to common stockholders, the most comparable U.S. GAAP measures, respectively, as indicators of operating performance, and are not necessarily comparable to measures reported by other companies.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2016 and 2015 (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$109,707	$(291,097)	$(609,991)	$(975,109)
Net income (loss) attributable to non-controlling interest	39,834	(21,480)	(54,802)	(122,206)
Income tax provision (benefit)	(3)	(198)	1,908	(96)
Interest expense, net of capitalized interest	158,033	83,419	488,390	322,083
Loss on early extinguishment of debt	52,605	27,907	135,142	124,180
Derivative loss (gain), net	(232,098)	(38,484)	10,130	203,639
Other income	(5,708)	(1,188)	(144)	(1,804)
Income (loss) from operations	$122,370	$(241,121)	$(29,367)	$(449,313)
Adjustments to reconcile income (loss) from operations to Adjusted EBITDA:
Depreciation and amortization expense	67,960	23,119	174,042	82,680
Gain from changes in fair value of commodity and FX derivatives, net	(59,877)	(698)	(36,982)	(32,893)
Total non-cash compensation expense	3,290	37,309	35,305	79,583
Impairment expense	477	90,744	10,572	91,317
Adjusted EBITDA	$134,220	$(90,647)	$153,570	$(228,626)

Net Loss, As Adjusted and Net Loss per share, As Adjusted

The following tables reconcile our Net Loss, As Adjusted and Net Loss per share, As Adjusted to U.S. GAAP results for the three and twelve months ended December 31, 2016 and 2015 (in thousands, except per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss) attributable to common stockholders	$109,707	$(291,097)	$(609,991)	$(975,109)
Add:
Restructuring expense	12,213	60,769	61,409	60,769
Impairment expense	477	90,744	10,572	91,317
Loss on early extinguishment of debt	52,605	27,907	135,142	124,180
Loss (gain) from changes in fair value of interest rate derivatives, net	(246,049)	(45,091)	(34,135)	101,703
Gain from changes in fair value of commodity and FX derivatives, net	(59,877)	(698)	(36,982)	(32,893)
Amortization of beneficial conversion feature allocated to Class B units of CQP not owned by Cheniere	24,603	162	33,925	225
Less:
Adjustments attributable to non-controlling interest	(28,228)	(2,460)	7,144	23,515

Net Loss, As Adjusted	$(78,093)	$(154,844)	$(447,204)	$(653,323)

Net income (loss) per share attributable to common stockholders—basic and diluted	$0.48	$(1.28)	$(2.67)	$(4.30)
Add:
Restructuring expense	0.05	0.27	0.27	0.27
Impairment expense	—	0.40	0.05	0.40
Loss on early extinguishment of debt	0.23	0.12	0.59	0.55
Loss (gain) from changes in fair value of interest rate derivatives, net	(1.07)	(0.20)	(0.15)	0.45
Gain from changes in fair value of commodity and FX derivatives, net	(0.26)	—	(0.16)	(0.14)
Amortization of beneficial conversion feature allocated to Class B units of CQP not owned by Cheniere	0.11	—	0.15	—
Less:
Adjustments attributable to non-controlling interest	(0.12)	(0.01)	0.03	0.10
Net Loss per share, As Adjusted—basic and diluted(1)	$(0.34)	$(0.68)	$(1.95)	$(2.88)

Weighted average number of common shares outstanding—basic and diluted	229,705	227,658	228,768	226,903

(1) Numbers may not foot due to rounding.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479
Media: Faith Parker: 713-375-5663